Exhibit 23.4

Consent of Independent Public Accountants

The Board of Directors

Towers, Perrin, Forster & Crosby, Inc.:

We consent to the use in the registration statement on Form S-4 of Jupiter Saturn Holding Company of our report dated March 5, 2009, except as to the adoption of EITF Topic No. D-98, Classification and Measurement of Redeemable Securities and the related disclosure in notes 1 and 14, and note 17 to the consolidated financial statements, which are as of September 3, 2009, with respect to the consolidated balance sheets of Towers, Perrin, Forster & Crosby, Inc. and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of operations, changes in mandatorily redeemable common shares and other shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the Company’s adoption of EITF Topic No. D-98, Classification and Measurement of Redeemable Securities, the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2007 and the Company’s adoption of Financial Account Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB No. 109, on January 1, 2007.

/s/ KPMG LLP
Philadelphia, Pennsylvania
October 19, 2009